                                                                  EXHIBIT 11 (b)

                        INVETECH COMPANY AND SUBSIDIARIES
                        ---------------------------------
                       Computation of Net Income Per Share
                                   (Unaudited)



--------------------------------------------------------------------------------

                                                       Three Months Ended
                                                           March 31
                                                  1997                1996
                                               ----------          ----------
   Average Shares Outstanding

1. Average common shares
   outstanding                                  2,095,391           2,095,391

2. Net additional shares
   outstanding assuming stock
   options exercised and
   proceeds used to purchase
   treasury stock                                       0                   0
                                               ----------          ----------

3. Adjusted average common
   shares outstanding for
   fully diluted computation                    2,095,391           2,095,391
                                               ==========          ==========


   Net Income

4. Net income as reported in
   statements of consolidated
   income                                      $1,701,708          $1,707,050
                                               ==========          ==========

   Net Income Per Share

5. Net income per average
   common share outstanding
   (4/1)                                       $     0.81          $     0.81
                                               ==========          ==========

6. Net income per common
   share on a fully
   dilutive basis (4/3)                        $     0.81(A)       $     0.81(A)
                                               ==========          ==========

(A) Fully diluted net income per share is not presented as the dilutive effect is less than 3%.

                                                                  EXHIBIT 11 (b)

                        INVETECH COMPANY AND SUBSIDIARIES
                        ---------------------------------
                       Computation of Net Income Per Share



--------------------------------------------------------------------------------

                                            Year Ended December 31,

                                      1996            1995            1994
                                   ----------      ----------      ----------
    Average Shares Outstanding

1.  Average common shares
    outstanding                     2,095,391       2,099,669       2,876,146

2.  Net additional shares
    outstanding assuming stock
    options exercised and
    proceeds used to purchase
    treasury stock                          0               0               0
                                   ----------      ----------      ----------

3.  Adjusted average common
    shares outstanding for
    fully diluted computation       2,095,391       2,099,669       2,876,146
                                   ==========      ==========      ==========


    Net Income

4.  Net income as reported in
    statements of consolidated
    income                         $5,089,182      $4,214,934      $4,654,878
                                   ==========      ==========      ==========

    Net Income Per Share

5.  Net income per average
    common share outstanding
    (4/1)                          $     2.43      $     2.01      $     1.62
                                   ==========      ==========      ==========

6.  Net income per common
    share on a fully
    dilutive basis (4/3)           $     2.43(A)   $     2.01(A)   $     1.62(A)
                                   ==========      ==========      ==========

(A) Amount is not presented in the statements as the dilutive effect is less than 3%.